Exhibit 99.2

ORGANOGENESIS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2017	September 30, 2018
		(unaudited)
Assets
Current assets:
Cash	$2,309	$25,768
Restricted cash	49	119
Accounts receivable, net	28,124	28,956
Inventory	14,270	12,058
Prepaid expenses and other current assets	4,399	3,562
Contingent consideration forfeiture rights	589	—
Total current assets	49,740	70,463
Property and equipment, net	42,112	41,056
Notes receivable from related parties	413	472
Intangible assets, net	29,759	27,008
Goodwill	25,539	25,539
Deferred tax asset	424	424
Other assets	735	662
Total assets	$148,722	$165,624
Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Current liabilities:
Deferred acquisition consideration	$5,000	$5,000
Current portion of notes payable	—	6,537
Current portion of capital lease obligations	1,525	2,046
Accounts payable	19,053	18,585
Accrued expenses and other current liabilities	26,395	27,550
Total current liabilities	51,973	59,718
Line of credit	17,618	20,234
Notes payable, net of current portion	14,816	13,489
Long-term debt—affiliates	52,142	70,178
Due to affiliates	4,500	4,500
Warrant liability	2,238	2,537
Deferred rent, net of current portion	74	116
Capital lease obligations, net of current portion	12,390	10,750
Other liabilities	1,526	1,572
Total liabilities	157,277	183,094
Commitments and contingencies (Notes 19 and 23)
Redeemable common stock, $0.001 par value; 358,891 shares issued and outstanding at December 31, 2017 and September 30, 2018.	6,762	6,762
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 40,000,000 and 45,000,000 shares authorized at December 31, 2017 and September 30, 2018, respectively; 32,996,612 and 36,253,742 shares issued and outstanding at December 31, 2017 and September 30, 2018, respectively.	33	36
Additional paid-in capital	50,059	96,717
Accumulated deficit	(65,409)	(120,985)
Total Organogenesis Inc. stockholders’ deficit	(15,317)	(24,232)
Non-controlling interest in affiliates	—	—
Total stockholders’ deficit	(15,317)	(24,232)
Total liabilities, redeemable common stock and stockholders’ deficit	$148,722	$165,624

The accompanying notes are an integral part of these consolidated financial statements

ORGANOGENESIS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except share and per share amounts)

	Nine Months Ended September 30,
	2017	2018
Net revenue	$145,366	$129,850
Cost of goods sold	44,798	51,298
Gross profit	100,568	78,552
Operating expenses:
Selling, general and administrative	97,330	114,483
Research and development	6,330	7,651
Write-off of deferred offering costs	—	3,494
Total operating expenses	103,660	125,628
Loss from operations	(3,092)	(47,076)
Other income (expense), net:
Interest expense	(5,856)	(8,190)
Interest income	101	59
Change in fair value of warrants	(984)	(299)
Other income (expense), net	(58)	12
Total other income (expense), net	(6,797)	(8,418)
Net loss before income taxes	(9,889)	(55,494)
Income tax (expense) benefit	6,792	(82)
Net loss and comprehensive loss	(3,097)	(55,576)
Net income attributable to non-controlling interest in affiliates	863	—
Net loss and comprehensive loss attributable to Organogenesis Inc.	$(3,960)	$(55,576)
Net loss per share attributable to Organogenesis Inc.—basic and diluted	$(0.14)	$(1.69)
Weighted average common shares outstanding—basic and diluted	31,424,980	32,879,751

The accompanying notes are an integral part of these consolidated financial statements

ORGANOGENESIS INC.

CONSOLIDATED STATEMENT OF REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
(Unaudited)

(in thousands, except share amounts)

	Redeemable Common Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2017	358,891	$6,762	32,996,612	$33	$50,059	$(65,409)	$(15,317)
Proceeds from equity financing, net of issuance costs of $270	—	—	3,221,050	3	45,727	—	45,730
Exercise of stock options	—	—	36,080	—	111	—	111
Stock-based compensation expense	—	—	—	—	820	—	820
Net loss	—	—	—	—	—	(55,576)	(55,576)
Balance as of September 30, 2018	358,891	$6,762	36,253,742	$36	$96,717	$(120,985)	$(24,232)

The accompanying notes are an integral part of these consolidated financial statements

ORGANOGENESIS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2017	2018
Cash flows from operating activities:
Net loss	$(3,097)	$(55,576)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,224	2,608
Amortization of intangible assets	1,507	2,752
Non-cash interest expense	1,663	2,473
Non-cash interest income	(83)	(59)
Non-cash rent expense	45	42
Deferred tax benefit	(6,877)	—
Loss (gain) on disposal of property and equipment	—	(1)
Write-off of deferred offering costs	—	3,494
Provision (benefit) recorded for sales returns and doubtful accounts	363	(18)
Provision recorded for inventory reserve	2,992	4,487
Stock-based compensation	652	820
Change in fair value of warrant liability	984	299
Change in fair value of interest rate swap	6	—
Change in fair value of forfeiture rights	(197)	589
Changes in operating assets and liabilities:
Accounts receivable	(5,956)	(815)
Inventory	(1,794)	(2,275)
Prepaid expenses and other current assets	(747)	(2,665)
Accounts payable	2,959	(529)
Accrued expenses and other current liabilities	1,169	(1,784)
Accrued interest—affiliate debt	2,378	2,860
Other liabilities	128	46
Net cash used in operating activities	(681)	(43,252)
Cash flows from investing activities:
Purchases of property and equipment	(2,290)	(1,490)
Proceeds from disposal of property and equipment	—	1
Acquisition of NuTech Medical, net of cash acquired	(11,790)	—
VIE deconsolidation	(666)	—
Net cash used in investing activities	(14,746)	(1,489)
Cash flows from financing activities:
Line of credit borrowings, net	10,212	2,616
Proceeds from long-term debt—affiliates	—	15,000
Proceeds from notes payable—term loan	—	5,000
Proceeds from equity financing, net of issuance costs	—	46,000
Payment of equity issuance costs	—	(270)
Repayment of notes payable	(7,660)	(10)
Distributions to non-controlling interest in affiliates	—	—
Borrowing from affiliates	—	—
Proceeds from the exercise of stock options	221	111
Cash contributions from members of affiliates	1,000	—
Proceeds from notes payable—master lease	14,000	—
Payments of deferred acquisition consideration	(1,500)	—
Payment of debt issuance costs	(794)	(177)
Net cash provided by financing activities	15,479	68,270
Change in cash and restricted cash	52	23,529
Cash and restricted cash, beginning of year	1,858	2,358
Cash and restricted cash, end of year	$1,910	$25,887
Supplemental disclosure of cash flow information:
Cash paid for interest	$4,193	$5,718
Cash paid for income taxes	$102	$62
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment in accounts payable and accrued expenses	$380	$61
Deferred capital lease obligations	$1,764	$2,937
Fair value of warrant issued in connection with notes payable	$959	$—
Extinguishment of Subordinated Notes—affiliates	$4,577	$—
Accretion of redeemable common stock	$423	$—
Shares issued in connection with NuTech Medical acquisition	$16,609	$—
Deconsolidation of variable interest entities, net of cash	$9,052	$—
Issuance of deferred acquisition consideration	$7,500	$—
Issuance of contingent consideration forfeiture rights	$377	$—

The accompanying notes are an integral part of these consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(Amounts in thousands, except share and per share amounts)

1. Nature of Business

Organogenesis Inc. (“Organogenesis” or the “Company”) is a leading regenerative medicine company focused on the development, manufacture, and commercialization of solutions for the Advanced Wound Care and Surgical & Sports Medicine markets. The Company’s products have been shown through clinical and scientific studies to support and in some cases accelerate tissue healing and improve patient outcomes. The Company is advancing the standard of care in each phase of the healing process through multiple breakthroughs in tissue engineering and cell therapy. The Company’s solutions address large and growing markets driven by aging demographics and increases in comorbidities such as diabetes, obesity, cardiovascular and peripheral vascular disease and smoking. The Company offers differentiated products and in-house customer support to a wide range of health care customers including hospitals, wound care centers, government facilities, ambulatory service centers (ASCs) and physician offices. The Company’s mission is to provide integrated healing solutions that substantially improve medical outcomes and the lives of patients while lowering the overall cost of care.

The Company offers a comprehensive portfolio of products in the markets it serves that address patient needs across the continuum of care. The Company has and intends to continue to generate data from clinical trials, real world outcomes and health economics research that validate the clinical efficacy and value proposition offered by the Company’s products. The majority of the existing and pipeline products in the Company’s portfolio have Premarket Application approval, Business License Applicant approval or Premarket Notification 510(k) clearance from the United States Food and Drug Administration (“FDA”). Given the extensive time and cost required to conduct clinical trials and receive FDA approvals, the Company believes our data and regulatory approvals provide us a strong competitive advantage. The Company’s product development expertise and multiple technology platforms provide a robust product pipeline which the Company believes will drive future growth.

In March 2017, the Company purchased Nutech Medical, Inc. (“NuTech Medical”) pursuant to an Agreement of Plan of Merger (“Merger”) dated March 18, 2017. As a result of this transaction, NuTech Medical is now a wholly-owned subsidiary of the Company. Under the terms of the Merger, the Company transferred $12,000 in cash, $7,500 of deferred acquisition consideration, 67,555 fully vested common stock options and 1,794,455 shares of the Company’s common stock, of which 358,891 shares are redeemable. Results of operations for NuTech Medical are included in the Company’s consolidated financial statements from the date of acquisition (See Note 4).

On August 17, 2018, the Company entered into a Merger Agreement (the “Agreement”) with Avista Healthcare Public Acquisition Corp (“AHPAC”) and a subsidiary of AHPAC (“Merger Sub”) pursuant to which the Company will merge with and into Merger Sub, with the Company surviving the merger as a wholly owned subsidiary of AHPAC. AHPAC is a publicly held special purpose acquisition company (“SPAC”), which was formed in 2016 for the sole purpose of completing a business acquisition. Under the terms of the Agreement, all of the Company’s outstanding common stock will be exchanged for common stock in AHPAC, and all outstanding options and warrants exercisable for common stock in the Company will be exchanged for options and warrants exercisable for common stock in AHPAC.

The business combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, AHPAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the Company’s equity holders expecting to have a majority of the voting power of the combined company, the Company comprising the ongoing operations of the combined entity, the Company comprising a majority of the governing body of the combined company, and the Company’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of the Company issuing stock for the net assets of AHPAC, accompanied by a recapitalization. The net assets of AHPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of the Company.

Concurrently with the signing of the Agreement, AHPAC entered into a subscription agreement with Avista Capital Partners IV, L.P. and Avista Capital Partners IV (Offshore), L.P. (the “PIPE Investors”) for the purchase and sale of 9,022,741 shares of ORGO Class A common stock and 4,100,000 warrants to purchase one-half of one share of AHPAC’s common stock for an aggregate purchase price of $46,000 to occur at the consummation of the business combination (the “Additional Avista Investment”) . The PIPE investors also purchased, concurrently with the execution and delivery of the Merger Agreement, 3,221,050 shares of Company common stock for an aggregate purchase price of $46,000 (the “Initial Avista Investment”). The Company received the Initial Avista Investment in August 2018. The purpose of these investments is to fund the business combination and related transactions and for general corporate purposes.

Concurrently with the signing of the Agreement the Company’s lenders agreed to release the subordination on the affiliate debt and the affiliate guarantee on the term debt, and the holders of the affiliate debt executed and delivered to AHPAC an exchange agreement whereby such creditors and AHPAC agreed that, concurrently with the consummation of the business combination, outstanding principal of $45,746 related to the affiliate debt will be converted into 6,502,679 shares of ORGO Class A common stock, and AHPAC will make a cash payment to such creditors equal to $22,000 plus the amount of accrued interest related to all aforementioned affiliate debt and accrued affiliate loan fees as of and through the closing date of the merger. Following the consummation of the transactions contemplated by the exchange agreement, the affiliate debt will be deemed fully paid and satisfied in full and will be discharged and terminated.

In connection with the Agreement, the Company will forgive the outstanding aggregate principal balance of $997 and interest related to the current CEO’s Liquidity Loans immediately prior to consummation of the business combination. Concurrently with the loan forgiveness, the Company will also make a bonus payment to the current CEO to cover certain taxes associated with the loan forgiveness. As discussed in Note 10, the total outstanding aggregate principal balance and interest were previously reserved for in prior years when deemed uncollectible and therefore are carried at $0 on the consolidated balance sheets.

Going Concern

The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Through September 30, 2018, the Company has funded its operations primarily with cash flow from product sales, proceeds from loans from affiliates and entities controlled by its affiliates and third-party debt and proceeds from the issuance of common stock. The Company has incurred recurring losses since inception, including a net loss of $55,576 for the nine months ended September 30, 2018. In addition, as of September 30, 2018, the Company had an accumulated deficit of $120,985 and working capital of $10,745. The Company expects to continue to generate operating losses for the foreseeable future. As of November 19, 2018, the issuance date of the consolidated financial statements for the nine months ended September 30, 2018, the Company expects that its cash of $25,768 as of September 30, 2018, plus cash flows from product sales and availability under the existing Credit Agreement, as amended (See Note 14), will be sufficient to fund its operating expenses, capital expenditure requirements and debt service payments through at least November 30, 2019.

The Company may seek to raise additional funding through public and/or private equity financings, debt financings or other strategic transactions. The Company may not be able to obtain funding on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. Under the terms of the proposed business combination, the Company will receive gross proceeds of $46,000 from the Additional Avista Investment.

The Company expects to continue investing in product development, sales and marketing and customer support for its products. The long-term continuation of the Company’s business plan is dependent upon the generation of sufficient revenues from its products to offset expenses, capital expenditures, debt service payments and contingent payment obligations. In the event that the Company does not generate sufficient revenues and is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion, commercialization efforts or capital expenditures, which could adversely affect the Company’s business prospects, ability to meet long-term liquidity needs or the Company may be unable to continue operations.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Unaudited Interim Financial Information

The accompanying unaudited interim consolidated financial statements as of September 30, 2018 and for the nine months ended September 30, 2017 and 2018 have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial statements. The accompanying unaudited consolidated financial statements do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2017 included elsewhere in these financial statements.

The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all adjustments which are necessary for a fair statement of the Company’s financial position as of September 30, 2018 and results of operations and cash flows for the nine months ended September 30, 2017 and 2018. Such adjustments are of a normal and recurring nature. The results of operations for the nine months ended September 30, 2018 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2018.

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of Organogenesis (a Delaware corporation), its wholly owned subsidiary, Organogenesis GmbH (a Switzerland corporation), NuTech Medical from the acquisition date of March 24, 2017, and the accounts of Dan Road Associates, LLC (“Dan Road Associates”), 85 Dan Road Associates, LLC (“85 Dan Road Associates”) and Canton 65 Dan Road Associates, LLC (“65 Dan Road Associates”) which were variable interest entities requiring consolidation (each a “Real Estate Entity,” collectively the “Real Estate Entities”) are included in the consolidated financial statements through the deconsolidation date of June 1, 2017, as discussed below.

Dan Road Equity I, LLC, a wholly owned subsidiary of Dan Road Associates, and 65 Dan Road SPE, LLC, a wholly owned subsidiary of 65 Dan Road Associates, were each formed in 2011. Dan Road Equity I, LLC and 65 Dan Road SPE, LLC were formed as special purpose entities (“SPEs”) solely to own the real property of its respective parent. As such, in connection with the formation of the SPEs, Dan Road Associates and 65 Dan Road Associates transferred title to the real property held by them, along with the related mortgages and operations, to Dan Road Equity I and 65 Dan Road SPE, LLC respectively.

On June 1, 2017, the Real Estate Entities entered into amendments to their respective mortgage notes which resulted in the removal of the requirement that the Company’s affiliates provide personal guarantees for the mortgages. As a result, the Company determined that the Real Estate Entities no longer met the definition of a variable interest entity, and accordingly, the Company determined that the Real Estate Entities were no longer required to be consolidated under the variable interest entity model. The Real Estate Entities were deconsolidated and the financial statements as of June 1, 2017 derecognized all assets and liabilities of the Real Estate Entities (See Note 3). The results of operations for the nine months ended September 30, 2017 include the operations of the Real Estate Entities through the date of deconsolidation. The consolidated balance sheets as of December 31, 2017 and September 30, 2018 and the results of operations for the nine months ended September 30, 2018 do not include the accounts of the Real Estate Entities.

All significant intercompany balances and transactions have been eliminated in consolidation.

Consolidated Variable Interest Entities

The Company is required to evaluate its relationships with certain entities which meet the definition of a variable interest entity to determine whether consolidation is required under GAAP, as there exists a controlling financial interest. The Company has considered its relationships with certain entities, some of which are wholly-owned by affiliates of the Company, to determine whether it had a variable interest in these entities and, if so, whether the Company is the primary beneficiary of the relationship.

In making the determination that an entity meets the definition of a variable interest entity, the Company assesses various factors including voting rights, right to receive residual gain and losses as well as the ability of the entity’s equity at risk to finance the future operations of the entity. Significant judgement is required when evaluating the sufficiency of the equity at risk and the Company considers all relevant relationships the entities have related to financing the operations including but not limited to equity investment, debt financing and personal guarantees of equity holders to secure debt financing. In evaluating whether or not the Company has a controlling financial interest and would be considered the primary beneficiary of the entity, the Company must determine if it has the ability to control the activities that most significantly impact the economic performance of an entity determined to be a variable interest entity and also if the Company has the obligation to absorb losses or the right to receive residual returns which could be significant to a variable interest entity. The Company considers the following factors in determining if it has the right to control activities of the entity: the purpose and the design of the entity, all relationships the Company has with the entity, as well as relationships affiliates may have with each entity, to determine who has the power to direct the activities that most significantly impact the economic performance of the entity. This evaluation requires consideration of all facts and circumstances relevant to decision-making that affects the entity’s future performance and the exercise of professional judgment in deciding which decision-making rights are most important. This analysis takes into account power through related parties who also have the ability to assert significant influence on the Company’s decision-making ability. The Company evaluates all of its economic relationships with variable interest entities to determine the significance of its obligation to absorb losses or right to receive returns including leasing arrangements, residual value guarantees and amounts due to or from the variable interest entities. The Company assesses its determination as the primary beneficiary on an ongoing basis at each balance sheet date.

The Company is the primary tenant in each of the facilities owned by the Real Estate Entities under long-term leases which were determined to be capital leases which would effectively act as a residual guaranty on the value of the assets of the Real Estate Entities. Furthermore, the Company has made substantial improvements to each of the buildings, all of which transfer residual value to the Company.

As a result, the accounts and transactions of the Real Estate Entities were consolidated, for financial reporting purposes, until derecognized. The non-controlling interest in the Real Estate Entities was reported as non-controlling interest in affiliates in the equity section of the consolidated balance sheets, and the non-controlling interest in earnings was reported as net income attributable to non-controlling interest in affiliates in the consolidated statements of operations and comprehensive loss. Losses generated by the Real Estate Entities prior to 2008, which occurred prior to the adoption of FIN 46 and subsequently ASU 810 were recorded in the Company’s retained earnings and remained constant until the Real Estate Entities were deconsolidated on June 1, 2017.

Although the Company consolidated all of the assets and liabilities of the Real Estate Entities, the assets of the Real Estate Entities were not available to settle obligations of the Company and the creditors of the Real Estate Entities did not have recourse against the assets of the Company, except as provided for contractually.

Segment Reporting

Operating segments are defined as components of an enterprise about which discrete financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance for the organization. The Company’s chief decision maker is the Chief Executive Officer. The Company’s chief decision maker reviews consolidated operating results to make decisions about allocating resources and assessing performance for the entire Company. Accordingly, the Company has determined that it has a single operating segment—regenerative medicine.

The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions. The Company’s portfolio includes regenerative medicine products in various stages, ranging from preclinical to late stage development, and commercialized advanced wound care and surgical and sports medicine products which support healing across a wide variety of wound types at many different types of facilities.

Cash

The Company primarily maintains its cash in bank deposit accounts in the United States which, at times, may exceed the federally insured limits. The Company has not experienced losses in such accounts and believes it is not exposed to significant credit risk on cash. For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of September 30, 2018.

Restricted Cash

The Company had restricted cash of $49 and $119 as of December 31, 2017 and September 30, 2018, respectively. Restricted cash represents employee deposits in connection with the Company’s health benefit plan.

Accounts Receivable

Accounts receivable are stated at invoice value less estimated allowances for sales returns and doubtful accounts. The Company estimates the allowance for sales returns based on a historical percentage of returns over a twelve-month trailing average of sales. The Company continually monitors customer payments and maintains a reserve for estimated losses resulting from its customers’ inability to make required payments. The Company considers factors when estimating the allowance for doubtful accounts such as historical experience, credit quality, age of the accounts receivable balances, geographic related risks and economic conditions that may affect a customer’s ability to pay. In cases where there are circumstances that may impair a specific customer’s ability to meet its financial obligations, a specific allowance is recorded against amounts due, thereby reducing the net recognized receivable to the amount reasonably believed to be collectible. Accounts receivables are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is recorded on the first-in, first-out method. Work in process and finished goods include materials, labor and allocated overhead. Inventory also includes cell banks and the cost of tests mandated by regulatory agencies of the materials to qualify them for production.

The Company regularly reviews inventory quantities on hand and records a provision to write down excess and obsolete inventory to its estimated net realizable value based upon management’s assumptions of future material usage, yields and obsolescence, which are a result of future demand and market conditions and the effective life of certain inventory items.

The Company also tests other components of its inventory for future growth projections. The Company determines the average yield of the component and compares it to projected revenue to ensure it is properly reserved.

Property and Equipment, Net

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the respective asset on a straight-line basis. As of December 31, 2017 and September 30, 2018, the Company’s property and equipment consisted of leasehold improvements, furniture and computers, and equipment. Property and equipment estimated useful lives are as follows:

Leasehold improvements	Lesser of the life of the lease or the economic life of the asset
Furniture and computers	3 - 5 years
Equipment	5 - 10 years

Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the consolidated statement of operations and comprehensive loss. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major improvements that extend the useful lives of the related asset are capitalized and depreciated over their remaining estimated useful lives. Construction in progress costs are capitalized when incurred until the assets are placed in service, at which time the costs will be transferred to the related property and equipment accounts and depreciated over their respective useful lives.

Goodwill

Business combinations are accounted for under the acquisition method. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values as of the acquisition date. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Goodwill is tested for impairment annually as of December 31, or more frequently when events or changes in circumstances indicate that the asset might be impaired. Examples of such events or circumstances include, but are not limited to, a significant adverse change in legal or business climate, an adverse regulatory action or unanticipated competition. The Company first assesses qualitative factors to determine whether the existence of events or circumstances would indicate that it is more likely than not that the fair value of the reporting unit was less than its carrying amount. If after assessing the totality of events or circumstances, the Company were to determine that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then the Company would perform a quantitative impairment test.

The Company compares the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets, goodwill is not impaired. If the implied fair value of the reporting unit’s goodwill is less than the carrying value, the difference is recorded as an impairment loss.

There was no impairment of goodwill identified during the nine months ended September 30, 2017 or 2018.

Intangible Assets Subject to Amortization

Intangible assets include intellectual property either owned by the Company or for which the Company has a license. Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired, and reported net of accumulated amortization, separately from goodwill. Intangible assets with finite lives are amortized over their estimated useful lives. Intangible assets include developed technology and patents, trade names, trademarks, independent sales agency networks and non-compete agreements obtained through business acquisitions. Amortization of intangible assets subject to amortization is calculated on the straight-line method based on the following estimated useful lives:

Trade names and trademarks	10 - 12 years
Developed technology	10 - 12 years
Independent sales agency network	3 years
Non-compete agreements	5 years

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment and intangible assets. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. When such an event occurs, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the related asset group’s carrying value. If an asset is determined to be impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. The Company did not record any impairment on long-lived assets during the nine months ended September 30, 2017 or 2018.

Deferred Financing Costs

The Company utilizes the provisions of ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, issued by the FASB in August 2015, which allows debt issuance costs associated with line-of-credit arrangements to be classified as an asset. Accordingly, the Company capitalized certain third-party fees that are directly associated with the credit agreement (see Note 14). Deferred financing costs included in other assets on the consolidated balance sheets were $463 and $385 as of December 31, 2017 and September 30, 2018, respectively, and are amortized over the term of the agreement.

Debt Issuance Costs

The Company utilizes the provisions of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, issued by the FASB in April 2015, which simplifies the presentation of debt issuance costs. Accordingly, the Company presents debt issuance costs as a direct reduction from the carrying amount of the associated debt on the consolidated balance sheet. As of December 31, 2017, debt issuance costs totaled $6,424, with $1,079 as a direct reduction from the carrying amount of notes payable, and $5,345 as a direct reduction from the carrying amount of long-term debt—affiliates, on the consolidated balance sheets. As of September 30, 2018, debt issuance costs totaled $6,027, with $859 as a direct reduction from the carrying amount of notes payable, and $5,168 as a direct reduction from the carrying amount of long-term debt—affiliates, on the consolidated balance sheet.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders’ equity (deficit) as a reduction of proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statement of operations and comprehensive loss.

The Company recorded $2,724 and $0 of deferred offering costs as of December 31, 2017 and September 30, 2018, respectively, to prepaid expenses and other current assets within the consolidated balance sheets. During the nine months ended September 30, 2018, the Company wrote-off deferred offering costs of $3,494 in connection with an expected initial public offering that has since been abandoned by the Company of which $770 were incurred during the nine months ended September 30, 2018. During the nine months ended September 30, 2018, the Company net $270 of equity issuance costs against proceeds received from the equity financing transaction.

Warrant Liability

In connection with entering into the subordinated notes agreement (see Note 13), the Company agreed to issue warrants to purchase common stock to the debtors under the agreement. The Company classifies the warrants as a liability on its consolidated balance sheet because each warrant provides for down-round protection which causes the exercise price of the warrants to be adjusted if future equity issuances are below the current exercise price of the warrants. The price of the warrant will also be adjusted any time the price of another equity-linked instrument changes. The warrant liability was initially recorded at fair value upon entering into the Subordinated Notes agreement and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of the warrant liability will continue to be recognized until the warrants are exercised, expire or qualify for equity classification. The Company has and will continue to reassess the warrant classification at each balance sheet date.

Revenue Recognition

Revenue from product sales is recognized upon delivery, after risk of ownership passes to the customer in accordance with a purchase order which includes a fixed price, collection is probable, and no performance obligations exist. Product shipped to customers in advance of the receipt of a purchase order is not recognized as revenue or cost of goods sold until the purchase order is received. Revenue is recorded net of a provision for estimated sales returns, early payment discounts, and GPO rebates, which are accrued at the time revenue is recognized, based upon historical experience and specific circumstances.

Shipping and Handling

The Company records amounts incurred related to shipping and handling costs as a cost of goods sold.

Product Warranties

Each of the Company’s products carry product warranties, which generally provide customers the right to return defective product during the specified warranty period for replacement at no cost to the customer. The Company did not record any reserves for product warranties as of December 31, 2017 or September 30, 2018.

Stock-Based Compensation

The Company measures stock-based awards granted to employees based on the fair value of the awards on the date of grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Generally, the Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method.

The Company recognizes stock-based compensation expense within the consolidated financial statements for all share-based payments based upon the estimated grant-date fair value for the awards expected to ultimately vest.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on its common stock and does not expect to pay any cash dividends in the foreseeable future.

From 2010 through 2013, the Company had a loan program that permitted certain officers of the Company to borrow funds secured by their individual equity holdings in Company stock and options (see Note 10).

Advertising

Advertising costs are expensed as incurred and are included in selling, general and administrative expense in the consolidated statements of operations and comprehensive loss. Advertising costs were $785 and $491 for the nine months ended September 30, 2017 and 2018, respectively.

Research and Development Costs

Research and development expenses relate to the Company’s investments in improvements to manufacturing processes, product enhancements to currently available products, and additional investments in the Company’s product pipeline and platforms. Research and development costs also include expenses such as clinical trial and regulatory costs. The Company expenses research and development costs as incurred.

Interest Income

Interest income is primarily recognized by the Company for interest earned on Employee Loans (see Note 10) and interest earned by the Real Estate Entities on loans entered into by the entities through the date of deconsolidation on June 1, 2017.

Foreign Currency

The Company’s functional currency, including the Company’s Swiss subsidiary, Organogenesis GmbH, is the U.S. dollar. Foreign currency gains and losses resulting from re-measurement of assets and liabilities held in foreign currencies and transactions settled in a currency other than the functional currency are included separately as non-operating income or expense in the consolidated statements of operations and comprehensive loss as a component of other income (expense), net. The foreign currency amounts recorded for all periods presented were insignificant.

Income Taxes

The Company accounts for income taxes using the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company annually assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertain income tax positions recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Fair value of financial instruments

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•                  Level 1—Quoted prices in active markets for identical assets or liabilities.

•                  Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•                  Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of accounts receivable, inventory, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities. The Company’s warrant liability is carried at fair value, determined according to Level 3 inputs in the fair value hierarchy described above (see Note 5). The warrant liability is valued utilizing a Binomial Lattice pricing model which includes both observable and unobservable inputs, which represents a Level 3 measurement (see Note 13). The Company’s contingent consideration forfeiture rights asset is carried at fair value, determined according to Level 3 inputs in the fair value hierarchy described above (see Note 5). The fair value of the forfeiture right asset was determined by considering as inputs the type and probability of occurrence of an FDA Event, the number of common shares to be forfeited, which is subject to negotiation, and the fair value per share of its common shares, by completing a third-party valuation of its common shares. The carrying values of outstanding borrowings under the Company’s debt arrangements (see Notes 13 and 14) approximate their fair values as determined based on a discounted cash flow model, which represents a Level 3 measurement. The interest rate associated with 2010 and 2015 Affiliate Loans (see Note 13) is 1.6% which is below the prevailing interest rate for debt arrangements as these transactions are with related parties and not considered “arm’s length” transactions.

The Company’s estimate of the fair value of long-term debt—affiliates and due to affiliates is based on the present value of future cash flows calculation. The discount rate applied considered the subordinate nature of this debt to the Company’s senior and mezzanine debt and the return a third party would be expected to require for a similar instrument over the estimated time to liquidation. As of December 31, 2017 and September 30, 2018, the carrying amount for long-term debt-affiliates and due to affiliates was $57,322 and $75,358, respectively. As of December 31, 2017 and September 30, 2018, the fair value for long-term debt-affiliates and due to affiliates was $35,161 and $48,527, respectively.

Net Income (Loss) per Share

The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net income (loss) per share attributable to common stockholders is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted net income (loss) attributable to common stockholders is computed by adjusting net income (loss) attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common stockholders is computed by dividing the diluted net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period, including potential dilutive common shares. For purpose of this calculation, outstanding stock options, warrants to purchase shares of common stock and unvested restricted stock are considered potential dilutive common shares.

Medical Device Excise Tax

Effective January 1, 2013, the U.S. government implemented a medical device excise tax equal to 2.3% of product sales for companies selling medical device products, which it subsequently suspended for the period from January 1, 2016 to December 31, 2019. There was no medical device excise tax during the nine months ended September 30, 2017 or 2018.

Emerging Growth Company

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. The disclosure in these financial statements reflects the same disclosure that the Company would include if it were a public company and had elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election would allow the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, the Company’s financial statements may not be comparable to companies that comply with public company effective dates.

Recently Adopted Accounting Pronouncements

In March 2018, the FASB issued ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (“ASU 2018-05”), which codifies the guidance issued by the SEC related to income tax accounting implications due to the comprehensive U.S. tax legislation commonly referred to as the Tax Cuts and Jobs Act enacted on December 22, 2017 (the “Tax Reform Act”), as originally discussed within Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118) within ASC 740, Income Taxes. SAB 118, and now ASC 740 provide a measurement period, which in no case should extend beyond one year from the Tax Reform Act enactment date, during which a company acting in good faith may complete the accounting for the impacts of the Tax Reform Act. To the extent that a company’s accounting for certain income tax effects of the Tax Reform Act is incomplete, the company can determine a reasonable estimate for those effects and record a provisional estimate in the financial statements in the first reporting period in which a reasonable estimate can be determined. If a company cannot determine a provisional estimate to be included in the financial statements, the company should continue to apply ASC 740 based on the provisions of the tax laws that were in effect immediately prior to the Tax Reform Act being enacted. The Company will continue to analyze the effects of the Tax Reform Act on the consolidated financial statements. Additional impacts from the enactment of the Tax Reform Act will be recorded as they are identified during the measurement period as provided for in SAB 118, which extends up to one year from the enactment date.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”), which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The standard is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The adoption did not have a material impact on the consolidated financial statements.

In January 2017, FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. The standard is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The adoption did not have a material impact on the consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory (“ASU 2016-16”), which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. The standard is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The adoption did not have a material impact on the consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows to eliminate diversity in practice. Specifically relating to contingent consideration payments made after a business combination, an entity should classify cash payments that are not made within a relatively short period of time after a business combination to settle a contingent consideration liability as financing and operating activities. The portion of cash payment up to the acquisition date fair value of the contingent consideration liability (including measurement period adjustments) is classified as a financing activity and the portion paid in excess of the acquisition date fair value is classified as an operating activity. The new standard is effective for fiscal years beginning after December 15, 2017 and interim periods therein. Early adoption is permitted however all of the amendments must be adopted in the same period and interim period adoption requires adjustments to be reflected as of the beginning of the fiscal year. The guidance is to be applied on a retrospective basis with relevant disclosures under ASC 250. The adoption did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The amendments in this ASU require certain existing disclosure requirements in Topic 820 to be modified or removed, and certain new disclosure requirements to be added to the Topic. In addition, this ASU allows entities to exercise more discretion when considering fair value measurement disclosures. ASU 2018-13 will be effective for the Company beginning January 1, 2020 with early adoption permitted. The Company is in the process of evaluating the impact of ASU 2018-13 on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which changes the accounting for certain aspects of share-based payments to employees. The new guidance requires excess tax benefits and tax deficiencies to be recorded in the statement of operations when the awards vest or are settled. In addition, cash flows related to excess tax benefits will no longer be separately classified as a financing activity apart from other income tax cash flows. The standard also clarifies that all cash payments made on an employee’s behalf for withheld shares should be presented as a financing activity on the statement of cash flows and provides an accounting policy election to account for forfeitures as they occur. ASU No. 2016-09 is effective for public entities with annual periods beginning after December 15, 2016, and interim periods within those years. ASU No. 2016-09 is effective for private entities with annual periods beginning after December 15, 2017 and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted, but all of the guidance must be adopted in the same period. The adoption of this standard is not expected to have a significant impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). The purpose of this amendment requires the recognition of lease assets and lease liabilities by lessees for those leases longer than twelve months. ASU 2016-02 is effective for annual periods beginning after December 15, 2018 for public business entities, and for all other entities, for fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating what impact, if any, that the standard will have on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The new standard provides a five-step framework whereby revenue is recognized when promised goods or services are transferred to a customer at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard also requires enhanced disclosures pertaining to revenue recognition in both interim and annual periods. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delays the effective date of ASU 2014-09 such that the standard is effective for public entities for annual periods beginning after December 15, 2017, and for private entities for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption of the standard is permitted for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (“ASU 2016-08”), which further clarifies the implementation guidance on principal versus agent considerations in ASU 2014-09. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, clarifying the implementation guidance on identifying performance obligations and licensing. Specifically, the amendments in this update reduce the cost and complexity of identifying promised goods or services and improve the guidance for determining whether promises are separately identifiable. The amendments in this update also provide implementation guidance on determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”), which clarifies the objective of the collectability criterion, presentation of taxes collected from customers, non-cash consideration, and contract modifications at transition, completed contracts at transition and how guidance in ASU 2014-09 is retrospectively applied. In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers (“ASU 2016-20”), which amends narrow aspects of the guidance in ASU 2014-09. ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 have the same effective dates and transition requirements as ASU 2014-09. Under this ASU the Company can elect to adopt it on a full retrospective or as a modified retrospective approach. The Company has evaluated the two adoption methods and will adopt the new ASU on a modified retrospective approach. The Company is currently evaluating the timing as well as the expected impact that the standard could have on the Company’s consolidated financial statements and related disclosures as the Company will adopt the standard with the private companies’ adoption date. As the new standard will supersede substantially all existing revenue recognition guidance, the Company believes it could impact the revenue recognition for a significant number of its revenue streams, in addition to its business processes and information technology systems. As a result, the Company has established a cross-functional coordinated team to implement the new revenue recognition standard. The Company is in the process of implementing changes to its processes and internal controls to meet the standard’s reporting and disclosure requirements. The Company has engaged a third-party consulting firm to assist with the implementation of the new revenue pronouncements.

3. Real Estate Entities

On June 1, 2017, Dan Road Associates, 85 Dan Road Associates and 65 Dan Road Associates entered into amendments to their respective mortgage notes whereby the Company’s affiliates contributed equity to the entities which was used to pay down the mortgage notes. This resulted in the removal of the requirement that the Company’s affiliates provide personal guarantees for the loans and as a result, the Company determined that the Real Estate Entities no longer met the definition of a variable interest entity. Accordingly, the Company determined that the Real Estate Entities were no longer required to be consolidated under the variable interest entity model. Prior to the amendment, the Company was deemed to have had a variable interest in Dan Road Associates, 85 Dan Road Associates and 65 Dan Road Associates; and Dan Road Associates, 85 Dan Road Associates and 65 Dan Road Associates were deemed to be variable interest entities of which the Company was the primary beneficiary. As a result, the Company consolidated the results of the Real Estate Entities since 2011 (lease inception), and, prior to the amendments to the mortgage notes, recognized a non-controlling interest in its consolidated balance sheet.

The following table shows the VIE deconsolidation as of June 1, 2017:

June 1, 2017	Dan Road Associates	85 Dan Road Associates	65 Dan Road Associates	Total
Cash	$247	$51	$368	$666
Due from affiliates	2,018	6,414	4,448	12,880
Prepaid expenses and other current assets	126	—	—	126
Total current assets	2,391	6,465	4,816	13,672
Property and equipment	3,149	3,982	2,801	9,932
Total assets	$5,540	$10,447	$7,617	$23,604
Accrued expenses and other current liabilities	$(8)	$(52)	$(43)	$(103)
Notes payable, net of current portion	(7,029)	(6,389)	(5,186)	(18,604)
Other liabilities	(232)	—	—	(232)
Total liabilities	(7,269)	(6,441)	(5,229)	(18,939)
Net assets	(1,729)	4,006	2,388	4,665
Accumulated deficit	3,297	—	—	3,297
Non-controlling interest in affiliates	1,568	4,006	2,388	7,962
Consideration transferred	—	—	—	—
Gain (loss) on deconsolidation	$—	$—	$—	$—

As of June 1, 2017, the Real Estate Entities were deconsolidated and the Company derecognized all assets and liabilities of the Real Estate Entities, which resulted in no gain or loss being recorded as no consideration was transferred and no non-controlling interests were retained by the Company. The Company will continue to assess its relationships with the Real Estate Entities in the future to determine if reconsolidation would be necessary as facts and circumstances change.

4. Acquisition of NuTech Medical

On March 18, 2017, the Company and Prime Merger Sub, LLC (“Merger Sub”), a wholly owned subsidiary organized for the purposes of this transaction, entered into an Agreement and Plan of Merger (the “Agreement”) to acquire all of the outstanding shares of capital stock in NuTech Medical, an Alabama-based market leader in the surgical and biologics arena.

On March 24, 2017, upon consummation of this transaction, NuTech Medical was merged into Merger Sub, and Merger Sub became the surviving entity. The acquisition was completed as a strategic investment to enhance the Company’s ability to offer a more dynamic and competitive line of complementary bio-active and regenerative products.

This acquisition qualified as a business combination under FASB ASC 805 and the Company has recorded all assets acquired and liabilities assumed at their acquisition-date fair values. The excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired less the liabilities assumed has been recorded as goodwill. The goodwill of $19,446 arising from the acquisition consists largely of expected changes from improvements to the Company’s competitive position due to technological research, trade synergies, and the assembled workforce.

The following table summarizes the estimated fair value of the consideration transferred, fair values of the assets acquired and liabilities assumed by the Company, and the resulting goodwill:

Consideration
Cash	$12,000
Common stock	2,515
Redeemable common stock	6,339
Restricted common stock	7,548
Stock options	207
Defered acquistion consideration	8,000
Working capital adjustment	(500)
Contingent consideration forfeiture rights	(377)
Total consideration	35,732
Common stock transferred	(16,402)
Deferred acquisition consideration	(7,500)
Common stock options issued	(207)
Contingent consideration forfeiture rights	377
Cash received	(210)
$11,790
Allocated as follows:
Cash	$210
Accounts receivable	3,131
Inventory	2,730
Other current assets	51
Property and equipment	284
Goodwill	19,446
Identifiable intangible assets	20,410
Total assets acquired	46,262
Accounts payable	2,850
Accrued expenses and other current liabilities	803
Deferred tax liability	6,877
Total liabilities assumed	10,530
Net assets acquired	$35,732

The purchase price of $35,732 consisted of cash consideration, the fair value of common stock of the Company, options to purchase common stock of the Company, a note payable to the sellers, and contingent consideration forfeiture rights as follows:

•                  $12,000 cash consideration paid at closing;

•                  $8,000 of future payments issued as deferred acquisition consideration that accrues interest at a rate of 6% per annum. The deferred acquisition consideration will be paid $1,000 quarterly for the first 12-months less a working capital adjustment of $500, and $4,000 plus accrued interest will be paid on the 15-month anniversary of the closing;

•                  issuance of 358,891 non-restricted shares of common stock at an acquisition date fair value of $7.01 per share for a value of $2,515;

•                  issuance of 358,891 redeemable shares of common stock valued at an acquisition date fair value of $17.66 per share for a total fair value of $6,339; the put right associated with the shares of common stock allows the holder to put the shares back to the Company at an agreed-upon exercise price of $18.84 per share on the second anniversary of the closing. The Company also has the right to call the shares at an agreed-upon exercise price of $18.84 per share on the second anniversary of the acquisition. The acquisition date fair value of the shares containing the put and call rights was determined by calculating the present value of $18.84 at a discount rate of 2.91% over a two-year period;

•                  issuance of 1,076,673 restricted shares of common stock which are subject to forfeiture in the event certain adverse FDA events occur during the one-year period following the acquisition. In accordance with business combination guidance, the Company contingently bifurcated the forfeiture right asset and recorded it at a fair value of $377 on the date of the acquisition. The forfeiture right asset will be remeasured at each balance sheet date with the change in the fair value being recorded in the consolidated statement of operations and comprehensive loss. These shares were valued at $7,548 which incorporated the fair value of the Company’s common stock at the acquisition date and the Company’s estimate of the probability of the forfeiture provisions occurring and the ultimate amount of shares expected to be forfeited in the event a forfeiture event occurs. The forfeiture percentage was based on the Company’s analysis of similar products and their history of these regulatory requirements; and

•                  issuance of 67,555 fully-vested options granted to certain key employees of NuTech Medical. The options were valued at $207.

There was a $500 reduction to the purchase price due to changes in the amount of working capital acquired. This $500 was recovered by the Company through the reduction of the second quarterly payment of the deferred acquisition consideration.

The Company utilized an independent third-party valuation in determining the estimated fair value of the Company’s common stock, which resulted in a valuation of common stock of $7.01 per share as of March 24, 2017. The Company estimated the fair value of each stock option vested using the Black-Scholes option-pricing model, which utilized an input of $7.01 for the fair value of the Company’s common stock, an assumption of 47.91% for the peer companies’ volatility of common stock price, an expected term of 5.0 years, a risk-free interest rate of 1.93% for a period that approximates the expected term of the stock options and an expected dividend yield of 0%.

The assets and liabilities of NuTech Medical are recorded in the Company’s consolidated financial statements at their estimated fair values. Goodwill, which is not expected to be deductible for statutory tax purposes, is calculated as the excess value of consideration paid over the fair value of assets acquired and liabilities assumed. The purchase price resulted in goodwill of $12,569 net of a discrete tax benefit of $6,877.

The historical carrying values of current assets and liabilities approximate their fair value on the date of acquisition due to their short-term nature. Gross accounts receivable of $3,268 were acquired with a fair value of $3,131. Property and equipment was recorded at its fair value on the date of acquisition as determined by the Company. The Company assessed the fair value of the lease agreements for the NuTech Medical office location using a market approach concluding that the terms were at-market value, therefore, no asset or liability was recorded. Valuation of the developed technology intangible asset was derived from the multi-period excess earnings method, which takes into account the return on the investment of the asset.

Valuation of the trade name and trademark intangible asset was derived from the relief from royalty method. Valuation of the distributor network intangible asset was derived from a combination of the cost approach and the distributor income approach method. Valuation of the non-compete agreements intangible asset was derived from the lost profits approach method. The intangible assets will be amortized using accelerated methods, which reflect the pattern in which the economic benefits of the intangible assets are consumed, over a weighted average period of 9.6 years. The excess of the fair value of the assets acquired and liabilities assumed was recorded as goodwill.

The additional intangible assets recorded are not deductible for statutory tax purposes. As such, a deferred tax liability of $6,877 associated with the non-deductible intangibles and other differences between the carry over basis of assets acquired and liabilities assumed and their fair value was recorded with purchase accounting.

The results of operations of NuTech Medical have been included in the Company’s consolidated statements of operations and comprehensive loss from the acquisition date. For the nine months ended September 30, 2017 and 2018, revenue was $14,260 and $38,476, respectively, which is included in the Company’s consolidated statements of operations and comprehensive loss.

During the nine months ended September 30, 2017, the Company recorded $295 of transaction expenses related to third-party legal and accounting services to consummate the Merger. These costs are incorporated into selling, general and administrative expenses in the Company’s consolidated statement of operations and comprehensive loss.

The following table shows the unaudited pro forma statements of operations for the nine months ended September 30, 2017 as if the NuTech Medical Acquisition had occurred on January 1, 2017. This pro forma information does not purport to represent what the Company’s actual results would have been if the acquisition had occurred as of the date indicated or what such results would be for any future periods.

For the Nine Months Ended September 30,
2017
Net revenue	$151,035
Net loss	$(11,517)

5. Fair Value Measurement of Financial Instruments

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values:

	Fair Value Measurements as of September 30, 2018 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$—	$2,537	$2,537
Contingent purchase earn-out liability	—	—	—	—
	$—	$—	$2,537	$2,537

	Fair Value Measurements as of December 31, 2017 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Contingent consideration forfeiture rights	$—	$—	$589	$589
	$—	$—	$589	$589
Liabilities:
Warrant liability	$—	$—	$2,238	$2,238
Contingent purchase earn-out liability	—	—	—	—
	$—	$—	$2,238	$2,238

Contingent Consideration Forfeiture Rights

In connection with the acquisition of NuTech Medical (see Note 4), the Company issued 1,076,673 shares of common stock that were forfeitable upon the occurrence of an adverse FDA event related to certain products acquired from NuTech Medical (“FDA Event”) through the one year anniversary of the acquisition date. The fair value of the forfeiture right was determined based on significant inputs not observable in the market, which represented a Level 3 measurement within the fair value hierarchy. The fair value of the forfeiture right asset was determined by considering as inputs the type and probability of occurrence of FDA Event, the number of common shares to be forfeited, which is subject to negotiation, and the fair value per share of its common shares, by completing a third-party valuation of its common shares. The significant unobservable input used in the fair value measurement of the forfeiture right is the fair value per share of the underlying common shares that were subject to forfeit upon the occurrence of the FDA Event of certain products acquired from NuTech Medical. The Company believed that a 10% change in the fair value of the underlying shares would not have a material impact on the financial position or results of operations. The fair value of the Company’s common stock was determined using the probability weighted expected return method (“PWERM”) which considered the equity holders return under various liquidity event scenarios. The change in the fair value of the contingent consideration forfeiture rights is recorded within selling, general and administrative expenses on the consolidated statement of operations and comprehensive loss. As of March 24, 2018, the one year anniversary of the acquisition date, no shares were forfeited as there was no occurrence of an adverse FDA event related to certain products acquired from NuTech Medical and the forfeiture rights expired. The fair value of the contingent consideration forfeiture rights was determined to be $589 and $0 as of December 31, 2017 and September 30, 2018, respectively.

Contingent Purchase Earn-out

The contingent purchase earn-out liability associated with the Company’s acquisition of Dermagraft from Shire plc was valued at $3,300 by the Company, with input from an independent third-party valuation firm, based on future probability-weighted expected pay-outs as of the date of acquisition. The contingent purchase earn-out liability was payable by the Company upon the achievement of certain revenue targets for the Dermagraft product through December 31, 2018. The fair value of the contingent earn-out liability was determined to be $0 at December 31, 2017 and September 30, 2018. The fair value of the contingent earn-out liability could change in future periods if the Company realizes a significant increase in sales related to the acquired Dermagraft assets and the Company will reassess the fair value at each balance sheet date.

Warrant Liability

The warrant liability is the fair value of warrants to purchase common stock that the Company agreed to issue to the debt holders of its obligations under a Subordinated Notes agreement (see Note 13). The fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The Company utilized a Binomial Lattice pricing model with five steps of the binomial tree to estimate the fair value of the warrant liability. Estimates and assumptions impacting the fair value measurement included the estimated probability of adjusting the exercise price of the warrants, the number of common stock for which the warrants will be exercisable, the fair value per share of the underlying common stock issuable upon exercise of the warrants, the remaining contractual term of the warrants, the risk-free interest rate, the expected dividend yield, and the expected volatility of the price of the underlying common stock. The Company determined the fair value per share of its common stock by completing a third-party valuation of its common stock. The Company historically has been a private company and lacks company-specific historical and implied volatility information of its shares. Therefore, it estimated its expected share volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrants. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future. The significant unobservable inputs used in the fair value measurement of the warrant liability are the fair value per share of the underlying common stock issuable upon exercise of the warrants and the expected volatility of the price of the underlying common stock. The Company believes that a 10% change in the fair value of the underlying shares and expected volatility would not have a material impact on our financial position or results of operations. During the nine months ended September 30, 2017 and 2018, the Company recorded expense of $984 and $299, respectively, for the change in the fair value of the warrant liability on the consolidated statements of operations and comprehensive loss.

The following table provides a roll forward of the aggregate fair values of the Company’s warrant liability, contingent consideration forfeiture rights and contingent purchase earn-out liability, for which fair value is determined using Level 3 inputs:

	Contingent Consideration Forfeiture Rights	Warrant Liability	Contingent Purchase Earn-Out Liability
Balance as of December 31, 2017	$589	$(2,238)	$—
Change in fair value	(589)	(299)	—
Balance as of September 30, 2018	$—	$(2,537)	$—

6. Accounts receivable, net

Accounts receivable consisted of the following:

	December 31, 2017	September 30, 2018
Accounts receivable	$31,349	$32,047
Less—allowance for sales returns and doubtful accounts	(3,225)	(3,091)
	$28,124	$28,956

The Company’s allowance for sales returns and doubtful accounts was comprised of the following:

Balance as of December 31, 2017	$3,225
Reductions	(18)
Write-offs	(116)
Balance as of September 30, 2018	$3,091

7. Inventories

Inventories, net of related reserves for excess and obsolescence, consisted of the following:

	December 31, 2017	September 30, 2018
Raw materials	$6,537	$6,378
Work in process	991	1,298
Finished goods	6,742	4,382
	$14,270	$12,058

Raw materials include various components used in the Company’s manufacturing process. The Company’s excess and obsolete inventory review process includes analysis of sales forecasts and historical sales as compared to inventory, and working with operations to maximize recovery of excess inventory. During the nine months ended September 30, 2017 and 2018, the Company charged $2,992 and $4,487, respectively, to cost of goods sold within the consolidated statements of operations and comprehensive loss. As of December 31, 2017 and September 30, 2018, the Company recorded a reserve for excess and obsolete inventory of $2,954 and $2,712, respectively.

8. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31, 2017	September 30, 2018
Deferred offering costs	$2,724	$—
Prepaid rent	29	—
Prepaid subscriptions	584	1,262
Prepaid inventory testing	36	425
Prepaid conferences and marketing expenses	588	1,389
Prepaid insurance	196	287
Other	242	199
	$4,399	$3,562

9. Property and Equipment

Property and equipment consisted of the following:

	December 31, 2017	September 30, 2018
Leasehold improvements	$35,143	$35,915
Furniture, computers and equipment	43,375	43,944
	78,518	79,859
Accumulated depreciation and amortization	(59,212)	(61,715)
Construction in progress	22,806	22,912
	$42,112	$41,056

Depreciation expense was $3,224 and $2,608 for the nine months ended September 30, 2017 and 2018, respectively. During the nine months ended September 30, 2017, the Company disposed of $4 in equipment with accumulated depreciation of $4. During the nine months ended September 30, 2018, the Company disposed of $99 in equipment with accumulated depreciation of $99. Cash proceeds of $1 were received and a gain on disposal of $1 was recorded. As of December 31, 2017 and September 30, 2018, the Company had $21,889 of buildings under capital leases recorded within leasehold improvements. As of December 31, 2017 and September 30, 2018, the Company had $11,581 and $12,479 recorded within accumulated depreciation and amortization related to capital leases, respectively. Construction in progress primarily represents ongoing construction work on the 275 Dan Road SPE, LLC property not yet placed in service (see Note 15).

10. Notes Receivable—Related Parties

During 2010, the Company’s board of directors approved a loan program that permitted the Company to make loans to three officers of the Company (the “Employer Loans”) to (i) provide them with liquidity (“Liquidity Loans”) and (ii) fund the exercise of vested stock options (“Option Loans”). The Employer Loans mature with all principal and accrued interest due on the tenth anniversary of the issuance date of each subject loan, except that in certain circumstances the Employer Loans may mature earlier. The borrower may prepay all or any portion of his Employer Loan at any time without premium or penalty.

The Company has not executed any new Employer Loans since the year ended December 31, 2012. However, certain Employer Loans made prior to 2013 remain outstanding as of September 30, 2018. Interest on the Liquidity Loans accrues at various rates ranging from 2.30%-3.86% per annum, compounded annually. The Liquidity Loans are secured by stock and options in the Company held by the borrowers. The Company has no personal recourse against the borrowers beyond the pledged shares and options with respect to the Liquidity Loans. In 2013, the Company reserved the total outstanding principal of all the then outstanding loans and the interest on the loan to one former employee as the loans are secured by pledged shares and options which have a limited liquid market for the holder to liquidate the holdings to repay the loans and collectability of the outstanding principal on the loans is not assured. The net principal and interest receivable under the Liquidity Loans as of December 31, 2017 and September 30, 2018 was $413 and $472, respectively, and is included in the notes receivable from related parties balance in the consolidated balance sheets. Interest income related to these notes was $83 and $59 for the nine months ended September 30, 2017 and 2018, respectively. As part of the separation agreement between the Company and its former CEO entered into in March 2015, the Company agreed that it would forgive one-half of the then outstanding principal balance of the former CEO’s Liquidity Loans if the Company completed a liquidity event, as defined in the agreement, prior to the maturity of such loans. A liquidity event includes a change of control of the Company and a firm commitment underwritten public offering of the Company’s securities. As of December 31, 2017 and September 30, 2018, the former CEO’s Liquidity Loans had an outstanding aggregate principal balance of $2,000. As of December 31, 2017 and September 30, 2018, the current CEO’s Liquidity Loan had an outstanding aggregate principal balance of $997. As of December 31, 2017 and September 30, 2018, the Liquidity Loan to one former employee had an outstanding aggregate principal balance of $350. As of December 31, 2017 and September 30, 2018, the Option Loan to one former employee totaled $635 and was secured by 333,000 shares of common stock held by the former employee.

Interest on the Option Loans accrued at various rates ranging from 2.31%-3.86% per annum, compounded annually. There was no interest income related to the Option Loans for the nine months ended September 30, 2017 and 2018. The Option Loans were also secured by stock and options in the Company held by the borrowers. The Company has full recourse against such pledged shares and options and personal recourse against the borrower for up to 50% of the original principal amount of the Option Loan and 100% of the accrued interest owed to the Company. In accordance with the applicable accounting guidance, the principal balance of the Option Loans was reported as an offset to additional paid-in capital from the exercise of the options. On August 21, 2014, two officers satisfied their outstanding Option Loans by exchanging shares of the Company’s common stock being held as collateral equal to the value of their outstanding Option Loans plus accrued interest thereon.

The total principal and interest under the Liquidity Loans as of December 31, 2017 and September 30, 2018 was $3,873 and $3,932. The value of the stock and options securing the Employer Loans to one former employee as of September 30, 2018 was $3,996. During 2013, the Company recorded an impairment of $3,347 on the Liquidity Loans to reserve the total outstanding principal of the loans as uncollectible. During 2017, the Company recorded an impairment of $113 on the then accrued interest due under the current CEO’s Liquidity Loan to reserve such amount as uncollectible. During the nine months ended September 30, 2017 and 2018, the Company did not record any impairment on the Employer Loans.

As of December 31, 2017 and September 30, 2018, notes receivable from related parties consisted of the following:

Balance as of December 31, 2017	$413
Accrued interest	59
Balance as of September 30, 2018	$472

In connection with the merger agreement signed with AHPAC (see Note 1), the Company will forgive the outstanding aggregate principal balance of $997 and interest related to the current CEO’s Liquidity Loans immediately prior to consummation of the business combination. Concurrently with the loan forgiveness, the Company will also make a bonus payment to the current CEO to cover certain taxes associated with the loan forgiveness. As discussed above, the total outstanding aggregate principal balance and interest were previously reserved for in prior years when deemed uncollectible and therefore are carried at $0 on the consolidated balance sheets.

11. Goodwill and Intangible Assets

Goodwill was $25,539 as of December 31, 2017 and September 30, 2018. There were no impairments recorded against goodwill during the nine months ended September 30, 2017 or 2018.

Identifiable intangible assets consisted of the following as of December 31, 2017:

	Original Cost	Accumulated Amortization	Net Book Value
Developed technology	$29,820	$(6,389)	$23,431
Trade names and trademarks	2,000	(238)	1,762
Independent sales agency network	4,500	(181)	4,319
Non-compete agreements	260	(13)	247
Total	$36,580	$(6,821)	$29,759

Identifiable intangible assets consisted of the following as of September 30, 2018:

	Original Cost	Accumulated Amortization	Net Book Value
Developed technology	$29,820	$(7,938)	$21,882
Trade names and trademarks	2,000	(369)	1,631
Independent sales agency network	4,500	(1,222)	3,278
Non-compete agreements	260	(43)	217
Total	$36,580	$(9,572)	$27,008

Amortization of intangible assets, calculated on a straight-line basis, was $1,507 and $2,752 for the nine months ended September 30, 2017 and 2018, respectively. Estimated future annual amortization expense related to these intangible assets is as follows:

2018 (remaining three months)	$917
2019	5,993
2020	3,192
2021	3,257
2022	3,247
Thereafter	10,402
Total	$27,008

12. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31, 2017	September 30, 2018
Accrued compensation	$11,826	$12,704
Accrued professional fees	539	341
Accrued rent	8,602	10,235
Accrued litigation	1,000	1,000
Accrued royalties	3,610	2,110
Other	818	1,160
	$26,395	$27,550

13. Long-Term Debt—Affiliates and Due To Affiliates

Long-term debt payable to affiliates consisted of the following:

	December 31, 2017	September 30, 2018
2010 Loans	$19,850	$19,850
2015 Loans	11,396	11,396
2016 Loans	17,000	17,000
2018 Loans	—	15,000
Accrued interest	9,241	12,100
	57,487	75,346
Less debt discount	(5,345)	(5,168)
	$52,142	$70,178

Due to affiliates consisted of the following:

	December 31, 2017	September 30, 2018
65 Dan Road SPE, LLC	200	200
85 Dan Road Associates	3,900	3,900
275 Dan Road SPE, LLC	400	400
	$4,500	$4,500

The Company borrowed the 2010 Loans and the 2015 Loans, collectively the “Loans,” from its affiliates, or entities controlled by its affiliates. The Loans are subordinated to amounts outstanding under the Credit Agreement, the Master Lease Agreement (“ML Agreement”) and the sellers of NuTech Medical (see Note 14). The Loans are secured by substantially all the assets of the Company and require the Company to adhere to certain non-financial covenants. The Company has accrued but not paid interest on the Loans since inception.

The 2010 and 2015 Loans bear interest at an annual rate of 1.6%. The principal plus accrued interest on the loans are due upon the repayment of the debt to which these notes are subordinated. Therefore, they are classified as long-term liabilities in the consolidated balance sheets as of December 31, 2017 and September 30, 2018. Interest expense on these loans totaled $428 and $373 for the nine months ended September 30, 2017 and 2018, respectively. The accrued interest on the loans totaled $4,436 and $4,808 as of December 31, 2017 and September 30, 2018, respectively.

In June 2013, the Company entered into a secured financing arrangement with 65 Dan Road SPE, LLC, 85 Dan Road Associates and 275 Dan Road SPE, LLC, referred to as the Real Estate Loans. The Real Estate Loans bear interest at a rate of 1.6% per annum, and are secured by substantially all of the personal property and assets of the Company and are subordinated to amounts outstanding under the Credit Agreement, ML agreement and the sellers of NuTech Medical. The Company has accrued but not paid interest on the Loans since inception. Interest expense on these loans totaled $26 and $54 for the nine months ended September 30, 2017 and 2018, respectively. The accrued interest on the loans totaled $325 and $379 as of December 31, 2017 and September 30, 2018, respectively.

In April 2016, the Company issued the 2016 Loans in the aggregate principal amount of $17,000. The 2016 Loans accrue interest at an annual rate of 15%, and require monthly interest-only payments beginning January 2017, with all outstanding principal and accrued interest due upon the repayment of the debt to which these notes are subordinate. The 2016 Loans also require an additional fee of $680 initially to be paid in January 2017 but further extended to be paid upon the repayment of the 2016 Loans. The 2016 Loans are collateralized by substantially all assets of the Company and are subordinated to indebtedness under the Credit Agreement, ML Agreement and the sellers of NuTech Medical. Interest expense on the 2016 Loans totaled $2,039 and $2,161 for the nine months ended September 30, 2017 and 2018, respectively, which includes interest expense related to the amortization of the debt discount of $89 and $178 during the nine months ended September 30, 2017 and 2018, respectively. As of December 31, 2017 and September 30, 2018 the unamortized debt discount was $5,345 and $5,168, respectively. The accrued interest on the 2016 Loans totals $4,387 and $6,464 as of December 31, 2017 and September 30, 2018, respectively.

The Company did not pay the fee of $680 which is included in other liabilities or the accrued interest due on January 31, 2017 and February 28, 2017, respectively. In March 2017, the investors waived the Company’s failure to comply with the payment schedule of the original agreement and confirmed that no event of default had occurred. It was further agreed that neither the fee nor any accrued interest will be payable before April 30, 2018, but that interest would accrue on the unpaid fee beginning January 31, 2017 at a rate of 15%. Interest expense on the fee totaled $68 and $76 for the nine months ended September 30, 2017 and 2018, respectively. The accrued interest on the unpaid fee, which is included in long-term debt—affiliates, totaled $93 and $170 as of December 31, 2017 and September 30, 2018, respectively.

In March 2017, in connection with the Credit Agreement, the holders of the 2010 Loans, 2015 Loans and the 2016 Loans entered into a subordination agreement whereby the loanholders agreed to subordinate all amounts due under the 2010 Loans, the 2015 Loans and the 2016 Loans and all their security interests to the indebtedness and obligations under the Credit Agreement. The Credit Agreement matures in April 2020. In April 2017, in connection with the ML Agreement (See Note 14), the loanholders entered into an additional subordination agreement with the lender. The loanholders also agreed to subordinate all amounts due under the 2010 Loans, 2015 Loans and 2016 Loans and all their security interests to the indebtedness and obligations under the ML Agreement. The maturity date of this additional lender’s debt is December, 2022. Due to the effective change in term resulting from the March 2017 subordination agreement, the 2016 Loans were concluded to have been extinguished, and the resulting gain of $2,043 was recorded to additional paid-in capital due to the controlling interest in the Company held by the investors. The Company also concluded that a second extinguishment occurred in April 2017 due to the change in effective maturity date. The resulting gain of $2,534 was also recorded to additional paid-in capital. A debt discount of $4,577 was recorded as a result of these two extinguishments. This discount is being amortized to interest expense using the effective interest method over the term of the 2016 Loans as an increase to the carrying value of the 2016 Loans on the consolidated balance sheets.

In connection with the issuance of the 2016 Loans, the Company issued to the loanholders warrants to purchase 446,194 shares of common stock at an exercise price of $7.28 per share. The warrants are exercisable immediately and expire during April 2021. The warrants contain a down round protection provision whereby the exercise price and number of shares exercisable upon either the issuance of shares or other equity linked instruments at a price less than $7.28 per share or upon the contractual price reset of other equity linked instruments post issuance. The warrants were determined to be liability classified and are recorded at fair value (see Note 2). The resulting discount on the 2016 Loans at inception was $464. This discount is being amortized to interest expense using the effective interest method over the term of the 2016 Loans as an increase to the carrying value of the 2016 Loans on the consolidated balance sheet (see Note 17).

In April 2018 and August 2018, the Company received $10,000 and $5,000, respectively, in loan proceeds from three members of its board of directors who are also stockholders (the “2018 Loans”). The amounts borrowed bear an annualized 8% interest rate, are payable on demand and are subordinated to the Credit Agreement, ML Agreement and the sellers of NuTech Medical. Interest expense on the 2018 Loans totaled $454 for the nine months ended September 30, 2018. The accrued interest on the 2018 Loans totaled $454 as of September 30, 2018.

In connection with the merger agreement signed with AHPAC (see Note 1), the holders of the affiliate debt executed and delivered to AHPAC an exchange agreement whereby such creditors and AHPAC agreed that, concurrently with the consummation of the business combination, outstanding principal of $45,746 related to the affiliate debt will be converted into 6,502,679 shares of ORGO common stock, and AHPAC will make a cash payment to such creditors equal to $22,000 plus the amount of accrued interest related to all aforementioned affiliate debt and accrued affiliate loan fees as of and through the closing date of the merger. Following the consummation of the transactions contemplated by the exchange agreement, the affiliate debt will be deemed fully paid and satisfied in full and will be discharged and terminated.

14. Line of Credit and Notes Payable

Line of credit and notes payable consisted of the following:

	December 31, 2017	September 30, 2018
Line of credit	$17,618	$20,234
Notes payable	$15,895	$20,885
Less debt discount	(1,079)	(859)
Less current maturities	—	(6,537)
Notes payable, net of debt discount	$14,816	$13,489

Credit Agreement

On March 21, 2017, the Company entered into a credit agreement (the “Credit Agreement”) with Silicon Valley Bank (“SVB”) whereby SVB agreed to extend to the Company a revolving credit facility in an aggregate amount not to exceed $30,000 with a letter of credit sub-facility and a swing line sub-facility as a sublimit of the revolving loan facility. The amount available to borrow under both sub-facilities is dependent on a borrowing base, which is defined as a percentage of the Company’s book value of qualifying finished goods and eligible accounts receivable. The Credit Agreement requires that a portion of the proceeds be used to pay in full, all amounts then outstanding under an existing line of credit agreement. As of September 30, 2018, the Company has borrowed an aggregate of $20,234 under the revolving credit facility and the total amount available for future revolving borrowings was $7,019. Interest payments under the credit agreement are payable on the first business day of each calendar month with a final payment on March 21, 2020 (“the Maturity Date”) when all amounts of principal and interest under the revolving credit facility become due. The revolving credit facility accrues interest at (i) a rate per annum equal to the greater of the prime rate and the federal funds rate effective for such day plus 0.50%, plus (ii) an applicable margin of either 0.50% or 1.50% depending on the Company’s liquidity ratio for the immediately preceding 30-day period; provided, however, that in an event of default, as defined in the Credit Agreement, the interest rate applicable to borrowings will be increased by 2.00%.

In connection with the Credit Agreement, the holders of the 2010 Loans, 2015 Loans, 2016 Loans and 2018 Loans entered into a subordination agreement whereby the holders agreed to delay any payments of principal, fees or interest until the SVB Agreement terminates in 2020 (see Note 13).

In connection with the Credit Agreement, the Company has incurred costs of $702, which is recorded as an other asset and amortized over the life of the agreement.

In connection with the Credit Agreement, on March 21, 2017, the Company repaid all remaining principal and accrued interest outstanding under an existing line of credit agreement. The Company did not record any associated gain or loss with the extinguishment of this line of credit.

In February 2018, the Company further amended its Credit Agreement to provide additional flexibility in the financial covenants and revised the borrowing base formula to increase availability. There were no other changes to the terms of the Credit Agreement as a result of the amendment.

In April 2018, the Company further amended its Credit Agreement in order to receive additional funding of $5,000 through a term loan. The amendment increased the commitment under the Credit Agreement to an aggregate amount not to exceed $35,000, consisting of a term loan not to exceed $5,000 and a revolving loan not to exceed $30,000. In order to facilitate this amendment certain members of the board of directors provided unconditional personal guarantees with respect to the principal and accrued interest due under the $5,000 term loan.

In May 2018, the Company executed a forbearance and amendment to the Credit Agreement with SVB to forbear against the exercise of remedies related to existing events of default, including the failure to comply with its financial covenants for specified periods of time and to add an additional minimum revenue covenant.

Concurrently with the execution of the Agreement (see Note 1), the Company entered into a consent agreement with SVB to, among other things, waive the existing events of default related to failed financial covenants under the Credit Agreement, subject to certain conditions, and extend the forbearance period to September 30, 2018.

In September 2018, the Company entered into a waiver and amendment to the consent agreement to waive the existing events of default under the Credit Agreement, extend the period to modify the financial covenants under the Credit Agreement to October 31, 2018 and waive the financial covenant testing requirements for the period ended September 30, 2018 under the Credit Agreement.

In October 2018, the Company entered into (a) an amendment to its Credit Agreement to extend the maturity date on the $5,000 term loan from the earlier to occur of (i) October 31, 2018 and (ii) 30 days after the date of the occurrence of an initial public offering, to December 31, 2018 and (b) an amendment to the consent agreement to extend the period to modify the existing financial covenants to December 31, 2018 and waive the financial covenant testing requirements for the periods ended October 31, 2018 and November 30, 2018.

Borrowings under the credit agreement are collateralized by a first priority lien on substantially all of the Company’s assets. The Credit Agreement contains certain financial and nonfinancial covenants, including minimum liquidity ratio and EBITDA targets.

The Company recognized interest expense under the Credit Agreement of $481 and $1,243 during the nine months ended September 30, 2017 and 2018, respectively, which includes interest expense related to the amortization of the asset to record deferred financing of $91 and $176 during the nine months ended September 30, 2017 and 2018, respectively. As of September 30, 2018, the unamortized portion of the costs was $385 and recorded within other assets on the consolidated balance sheet. During the nine months ended September 30, 2018, the Company made no principal payments in connection with the Credit Agreement.

In connection with the term loan, the Company incurred costs of $80 which are recorded as a reduction of the carrying value of the note payable on the Company’s consolidated balance sheet and are being amortized to interest expense through October 2018.

The Company recognized interest expense on the term loan of $208 during the nine months ended September 30, 2018 which includes interest expense related to the amortization of the debt issuance costs of $68. As of September 30, 2018, the unamortized portion of the costs was $12 and recorded as a reduction of the carrying value of the note payable on the consolidated balance sheet. Accrued interest on the term loan totaled $24 as of September 30, 2018.

Notes Payable

The Company had unsecured notes payable to two institutional lenders. The notes were subordinate to all amounts outstanding under the LOC. Interest was paid monthly at an amended rate per annum of 10% (8% from January to April 2016), plus an additional 4% payment in-kind (“PIK”) interest was accrued monthly for the term of the debt. Monthly principal payments totaling $375 were scheduled to begin September 2015, subsequently amended to begin February 2016, with the principal and accrued interest payable in August 2017. The notes were subject to debt to equity covenants and certain non-financial covenants. The notes also included warrants to purchase shares of common stock. The warrants were classified as equity and recorded at their relative fair value on the issue date and the carrying value of the debt was reduced by this amount. The notes were being accreted to their par value of $9,000 over the term of the notes on the effective interest method.

In April 2017, the Company repaid the remaining outstanding principal amount of $2,250 and accrued interest amount, including PIK interest amount of $2,512 under the note. The Company did not record any associated gain or loss with this note extinguishment because the carrying value of the note was equal to the outstanding amount. The warrants remain outstanding as of September 30, 2018 (see Note 17).

Master Lease Agreement

On April 28, 2017, the Company entered into a master lease agreement with Eastward Fund Management LLC. The funding is made up of two tranches. The initial funding of $14,000 occurred on the date the agreement was signed. As the Company maintains all the risks and rewards of the leased assets it has been accounted for as a loan. The ML Agreement requires monthly payments of $122 for months 1 through 24 and $452 for months 25- through 60, however, in an event of default, as defined in ML Agreement, the additional interest rate on all unpaid amounts due will be 1.5% and the loan will become due upon written notice. Payments under the ML Agreement are payable on the first day of each month beginning on May 1, 2017 through April 1, 2022 (“the Maturity Date”) when all amounts of principal and interest become due. The ML Agreement also provides that the Company may voluntarily prepay the loan at any time; however, if the Company elects to prepay the loan or terminates the loan early within the first 24 months, the Company will pay an additional 3% of the outstanding principal, and any accrued and unpaid interest and fees. This prepayment fee decreases to 2% after the first 24 months. The Company has not accrued for this prepayment fee as it does not intend to prepay the outstanding balance. A final payment fee of 6.5% multiplied by the principal amount of the borrowings under the ML Agreement is due upon the earlier to occur of the first day of the final payment term month or prepayment of all outstanding principal. The Company calculates interest using the effective interest method at an annual effective interest rate of 15%.

In connection with the ML Agreement, the Company paid fees of $308, which were recorded as a debt discount. The debt discount is reflected as a reduction of the carrying value of the note payable on the Company’s consolidated balance sheet and is being amortized to interest expense over the term of the loan using the effective interest method.

The loan is secured by substantially all of the Company’s tangible and intangible assets. The agreement requires the Company to adhere to certain financial covenants.

In connection with the ML Agreement, the Company issued a warrant to purchase of 233,010 shares of common stock at $5.15 per share as a pre-condition for the agreement. The warrants became exercisable on April 27, 2017 and were recorded at the relative fair value of $958. The warrants expire on the earlier to occur of ten years from the date of issuance or three years from the effective date of the Company’s initial public offering. The warrants were classified as equity and recorded at their relative fair value on the issue date and the carrying value of the debt was reduced by this amount as a debt discount. The debt discount is being amortized to interest expense using the effective interest method over the term of the loan.

In December 2017, the Company received an additional $2,000 in funding under the ML Agreement. No additional amounts are currently available under the ML Agreement. This additional funding requires additional monthly payments of $18 for months 1 through 24 and $64 for months 25- through 60. Payments for this additional funding under the ML Agreement are payable on the first day of each month beginning on January 1, 2018 through December 1, 2022 when all amounts of principal and interest become due. A final payment fee of 16.5% multiplied by the principal amount of the additional funding borrowings is due upon the earlier to occur of the first day of the final payment term month or prepayment of all outstanding principal. The Company calculates interest using the effective interest method at an annual effective interest rate of 13.5%.

In May 2018, the Company entered into a forbearance agreement with Eastward pursuant to which Eastward agreed to forbear from exercising any and all of the rights and remedies available to it under the ML Agreement to the extent such rights and remedies arise exclusively as a result of the events of default under Credit Agreement described above as well as the Company’s failure to deliver prompt notice of such events of default to Eastward. Eastward’s agreement to forbear will terminate concurrently with the termination of the forbearance agreement with SVB.

Concurrently with the execution of the Agreement (see Note 1), the Company entered into a consent agreement with Eastward to, among other things, waive the existing events of default related to events of default under the Credit Agreement described above as well as the failure to deliver prompt notice of such events of default to Eastward.

The Company recognized interest expense under the ML Agreement of $822 and $1,661 during the nine months ended September 30, 2017 and 2018 respectively including interest expense related to the amortization of the debt discount of $116 and $232 during the nine months ended September 30, 2017 and 2018 respectively. As of September 30, 2018, the unamortized debt discount was $848. During the nine months ended September 30, 2018, the Company paid $10 in principal payments in connection with the ML Agreement.

Future payments of notes payable, as of September 30, 2018, are as follows:

2018 (remaining three months)	$5,000
2019	2,211
2020	4,646
2021	5,384
2022	3,644
Total	$20,885

15. Capitalized Leases

On January 1, 2013, the Company entered into a capital lease arrangement with 275 Dan Road SPE, LLC for the property located at 275 Dan Road in Canton, MA. 275 Dan Road SPE, LLC is a related party as the owners of the entity are also stockholders of the Company. The Company assessed the entity under the VIE rules in accordance with ASC 810 and concluded that it is not a variable interest entity since it has no debt and has sufficient equity. The lease has a ten-year term and escalating monthly rental payments ending in December 2022.

In January 2013, the Company entered into a new capital lease agreement with Dan Road Associates that requires escalating monthly rent payments of approximately $87 with future rent increases of 10% effective in each of January 2016, January 2019, and January 2022. The lease terminates on December 31, 2022 with yearly renewals for a five-year period. Rent receipts and payments and the right to use the asset and lease obligation have been eliminated in the consolidated financial statements through May 31, 2017.

In January 2013, the Company entered into a new capital lease agreement with 85 Dan Road Associates that requires escalating monthly rent payments of approximately $70 with future rent increases of 10% effective in each of January 2016, January 2019, and January 2022. The lease terminates on December 31, 2022 with yearly renewals for a five-year period. Rent receipts and payments and the right to use the asset and lease obligation have been eliminated in the consolidated financial statements through May 31, 2017.

In January 2013, the Company entered into a new capital lease agreement with 65 Dan Road Associates that requires escalating monthly rent payments of approximately $57 with future rent increases of 10% effective in each of January 2016, January 2019, and January 2022. The lease terminates on December 31, 2022 with yearly renewals for a five-year period. Rent receipts and payments and the right to use the asset and lease obligation have been eliminated in the consolidated financial statements through May 31, 2017.

On June 1, 2017, in connection with the deconsolidation of the Real Estate Entities, the Company’s financial statements no longer eliminated the impacts of the capital leases for Dan Road Associates, 85 Dan Road Associates and 65 Dan Road Associates. Accordingly, as of June 1, 2017, the Company recognized the capital lease agreements that the Company entered into with Dan Road Equity, Dan Road Associates and Dan Road SPE for the properties located at 150 Dan Road, Canton, Massachusetts and the office buildings in immediate proximity of the Company’s facility in Canton, Massachusetts. Dan Road Equity, Dan Road Associates and Dan Road SPE are related parties as the owners of the entities are also Stockholders’ of the Company.

The Company records the capital lease asset within property and equipment and the liability is recorded within the capital lease obligations on the consolidated balance sheets.

The future lease payments are as follows:

2018 (remaining three months)	$979
2019	4,308
2020	4,308
2021	4,308
2022	4,738
18,641
Less amount representing interest	(5,845)
Present value of minimum lease payments	12,796
Less current maturities	(2,046)
Long-term portion	$10,750

The aggregate rent in arrears for the Dan Road entities totaled $8,602 and $10,235 as of December 31, 2017 and September 30, 2018, respectively and is included in accrued expenses on the consolidated balance sheets. In addition to rent, the Company is responsible for payment of all operating costs and common area maintenance under the aforementioned leases.

16. Stockholders’ Equity

On August 16, 2018, the Company amended and restated its certificate of incorporation to increase the number of shares authorized for issuance from 40,000,000 to 45,000,000 shares of $0.001 par value common stock.

As of September 30, 2018, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 45,000,000 shares of $0.001 par value common stock.

On August 17, 2018, the Company issued 3,221,050 shares of common stock for an aggregate purchase price of $46,000 pursuant to the Initial Avista Investment (see Note 1). The proceeds were offset by issuance costs of $270 which include legal and professional accounting fees directly associated with the equity investment.

Each share of common stock entitles the holder to one vote on all matters submitted to the stockholders for a vote. Common stockholders are entitled to receive dividends, as may be declared by the board of directors. Through September 30, 2018, no cash dividends have been declared or paid.

Redeemable Common Stock

On March 24, 2017, the Company issued 358,891 shares of common stock in connection with the NuTech Medical acquisition which were recorded at their fair value of $17.66 per share (see Note 4). These shares include a put right allowing the holder to put the shares back to the Company at an agreed-upon exercise price of $18.84 per share on March 24, 2019. The Company also has the right to call the shares at an agreed-upon exercise price of $18.84 per share prior to the second anniversary of the acquisition. These shares have been classified as temporary equity and have been accreted to the full redemption amount of $18.84 per share as the holders have the right to exercise the put right on March 24, 2019. These shares have the same rights and preferences as common stock. During the nine months ended September 30, 2017 and 2018, the Company recorded $423 and $0, respectively, related to the accretion of these shares to their redemption amount.

As of September 30, 2018, the Company had reserved 4,350,044 shares of common stock for the exercise of outstanding stock options, shares remaining available for grant under the Company’s 2003 Stock Incentive Plan (see Note 18) and the exercise of outstanding warrants to purchase shares of common stock (see Note 17).

17. Warrants

As of each balance sheet date, outstanding warrants to purchase shares of common stock consisted of the following:

September 30, 2018
Date Exercisable	Number of Shares Issuable	Exercise Price	Exercisable for	Classification	Expiration
November 3, 2010	54,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
August 31, 2013	18,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
August 31, 2015	18,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
April 12, 2016	446,194	$7.28	Common Stock	Liability	April 12, 2021
April 27, 2017	233,010	$5.15	Common Stock	Equity	Earlier of 4/27/2027 or three years from the effective date of the Company’s filing of an initial underwritten and sale of securities registration statement
	769,204

December 31, 2017
Date Exercisable	Number of Shares Issuable	Exercise Price	Exercisable for	Classification	Expiration
November 3, 2010	54,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
August 31, 2013	18,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
August 31, 2015	18,000	$8.00	Common Stock	Equity	Later of 8/31/2019 or upon repayment of the notes payable
April 12, 2016	446,194	$7.28	Common Stock	Liability	April 12, 2021
April 27, 2017	233,010	$5.15	Common Stock	Equity	Earlier of 4/27/2027 or three years from the effective date of the Company’s filing of an initial underwritten and sale of securities registration statement
	769,204

In connection with the notes payable issued in 2010, the Company issued warrants to two institutional lenders to purchase an aggregate 54,000 shares of common stock at an exercise price of $8.00 per share. The warrants were classified as equity and were recorded at fair value on the date they were issued. The fair value of the warrants of $97 was recorded as additional paid-in-capital and a reduction in the carrying value of the related notes payable. Under the terms of the warrant agreement, the Company was required to issue additional warrants to the lenders if any portion of the notes were still outstanding on August 31, 2013 and August 31, 2015.

In August 2013, the Company issued additional warrants to the same lenders to purchase 18,000 shares of common stock at an exercise price of $8.00 per share. The warrants were classified as equity and were recorded at fair value on the date they were issued. The fair value of the warrants of $9 was recorded as additional paid-in capital and interest expense.

In August 2015, the Company issued additional warrants to the same lenders to purchase 18,000 shares of common stock at an exercise price of $8.00 per share. The warrants were classified as equity and were recorded at fair value on the date they were issued. The fair value of the warrants of $9 was recorded as additional paid-in capital and interest expense.

In connection with the 2016 Loans, on April 12, 2016, the Company issued to the lenders warrants to purchase up to 446,194 shares of the Company’s common stock at an exercise price of $7.28 per share. The warrants were immediately exercisable and have a five-year term, expiring on April 12, 2021. The warrants were classified as a liability and were recorded at fair value on the date of grant. The fair value of the warrants of $464 was recorded as a warrant liability and a reduction in the carrying value of the related loan. The fair value of the warrants was calculated on the date of grant using the binomial option pricing model. The Company assumed a risk-free interest rate of 1.22%, a dividend yield of 0%, and an expected volatility of 41.36%, which was calculated based on the historical volatility of publicly-traded peer companies, and the contractual term of five years. The warrant was revalued at September 30, 2018 using the binomial options pricing model. The Company used a common stock value of $11.52 and assumed a risk-free interest rate of 2.63%, a dividend yield of 0%, an expected volatility of 43.08%, which was calculated based on the historical volatility of publicly-traded peer companies, and the contractual term of 2.79 years and determined that the fair value of the warrant liability was $5.57. The Company recognized a loss of $984 and $299 in the consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2017 and 2018, respectively, related to the change in fair value of the warrant.

In connection with the ML Agreement, on April 28, 2017, the Company issued to the lenders warrants to purchase 233,010 shares of the Company’s common stock at an exercise price of $5.15 per share as a pre-condition for the agreement. The warrants were immediately exercisable and expire on the earlier of April 27, 2027 or three years from the effective date of the Company’s filing of an initial underwritten and sale of securities registration statement. The warrants were classified as equity as it is exercisable into common stock only and, as such, would not require a transfer of assets and were recorded at fair value which was estimated to be $958 using a probability weighted Black Scholes option pricing model that was based on a 40% chance of an initial underwritten and sale of securities registration statement occurring within the next 18 months. Additionally, the model incorporated the following assumptions: 44.81%-57.51% volatility, 1.73%-2.35% risk-free rate, 4.25-10 year expected term, and no dividend yield. The issuance date fair value was recorded as a debt discount and is being amortized as interest expense.

18. Stock Options

2003 Stock Incentive Plan

The Company’s 2003 Stock Incentive Plan, as amended (the “2003 Plan”), provides for the Company to issue restricted stock awards, or to grant incentive stock options or non-statutory stock options. Incentive stock options may be granted only to the Company’s employees. Restricted stock awards and non-statutory stock options may be granted to employees, members of the board of directors, outside advisors and consultants of the Company.

The total number of common shares that may be issued under the 2003 Plan was 4,844,968 shares as of September 30, 2018, of which 44,498 shares remained available for future grants.

Shares in respect of stock options that are expired or terminated under the 2003 Plan without having been fully exercised will be available for future awards. Shares in respect of restricted stock that are forfeited to, or otherwise repurchased by us, will be available for future awards. In addition, shares of common stock that are tendered to the Company by a participant to exercise an award are added to the number of shares of common stock available for the grant of awards.

The 2003 Plan is administered by the board of directors. The exercise prices, vesting periods and other restrictions are determined at the discretion of the board of directors. Stock options awarded under the 2003 Plan expire 10 years after the grant date. Stock options granted to employees, officers and members of the board of directors of the Company typically vest over four or five years.

During the nine months ended September 30, 2017 and 2018, the Company granted options to purchase 895,194 shares and 78,111 shares, respectively, of common stock to employees. The Company recorded stock-based compensation expense for options granted to employees of $652 and $820 within selling, general and administration expense in the consolidated statements of operations and comprehensive loss during the nine months ended September 30, 2017 and 2018, respectively.

The Company has historically not granted stock options to non-employees.

Stock Option Valuation

The assumptions that the Company used to determine the grant-date fair value of stock options granted to employees and directors were as follows, presented on a weighted average basis:

	Nine Months Ended September 30,
	2017	2018
Risk-free interest rate	2.05%	2.74%
Expected term (in years)	6.25	5.82
Expected volatility	45.7%	42.9%
Expected dividend yield	0.0%	0.0%
Exercise price	$7.01	$10.95
Fair value of common share	$7.01	$10.95

Stock Options

The following table summarizes the Company’s stock option activity since December 31, 2017 (in thousands, except share and per share amounts):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2017	3,521,448	$3.60	6.50	25,972
Granted	78,111	10.95
Cancelled / forfeited	(27,137)	4.86
Exercised	(36,080)	3.09
Outstanding as of September 30, 2018	3,536,342	$3.76	6.09	29,146
Options exercisable as of September 30, 2018	2,415,400	$3.05	5.29	21,626
Options vested or expected to vest as of September 30, 2018	3,370,149	$3.58	5.95	28,363

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock.

The weighted average grant-date fair value per share of stock options granted during the nine months ended September 30, 2017 and 2018 was $3.28 and $4.85 respectively.

The total fair value of options vested during the nine months ended September 30, 2017 and 2018 was $608 and $503, respectively.

As of September 30, 2018, the total unrecognized stock compensation expense was $1,740 and is expected to be recognized over a weighted-average period of 2.91 years.

During 2011, 2012 and 2013, three of the Company’s executives exercised options to purchase 1,575,490 shares of common stock in exchange for partial recourse notes totaling $2,769 which were considered to be nonrecourse (see Note 9). During 2014, two of the Company’s executives exchanged 1,242,490 shares of common stock, in return for the cancellation of the associated partial recourse notes totaling $2,134. There were no partial recourse notes issued during the nine months ended September 30, 2018.

At September 30, 2018, there was one partial recourse note outstanding totaling $635, which was secured with the 333,000 shares and options held by the executive (see Note 10). As a result of the loan still outstanding, the 333,000 options securing the loan are included within the options outstanding and recorded at par value with an offset to additional paid in capital.

19. Royalties

The Company licenses the use of trademarks and domain names for one of its advanced wound care products from a major pharmaceutical company. Beginning January 2012, the Company was obligated to pay the licensor a royalty based on a percentage of net sales of the product, in perpetuity. Royalty expense was $190 and $184 for each of the nine months ended September 30, 2017 and 2018, respectively.

The Company entered into a license agreement with a university for certain patent rights related to the development, use and production of one of its advanced wound care products. Under this agreement, the Company incurred a royalty based on a percentage of net product sales, for the use of these patents until the patents expired, which was in November 2006. Accrued royalties totaled $1,187 as of December 31, 2017 and September 30, 2018 and are classified as part of accrued expenses on the Company’s balance sheets. There was no royalty expense incurred during the nine months ended September 30, 2017 or 2018 related to this agreement.

In October 2017, the Company entered into a license agreement to resolve a patent infringement claim by a third party. Under the license agreement, the Company is required to pay royalties based on a percentage of net sales of the licensed product that occur, after December 31, 2016, through the expiration date of the underlying patent, subject to minimum royalty payment provisions. The Company recorded royalty expense of $2,296 and $1,207 during the nine months ended September 30, 2017 and 2018, respectively, within selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss. In July 2018, the Company made a payment of $200 related to maintenance of the underlying patent. The Company is required to make an additional payment of $150 in April 2019, related to maintenance of the underlying patent.

As part of the NuTech Medical acquisition (see Note 4), the Company inherited certain product development and consulting agreements for ongoing consulting services and royalty payments based on a percentage of net sales on certain products over a period of 15 years from the execution of the agreements. During the nine months ended September 30, 2017 and 2018, the Company recognized royalty expense of $21 and $54 respectively, within selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss.

20. Income Taxes

The Company’s effective income tax rate, including discrete items, was 62.6% and (0.1)% for the nine months ended September 30, 2017 and 2018, respectively. The effective income tax rate is based upon estimated income before provision for income taxes for the period, the estimated composition of the income in different jurisdictions, and discrete adjustments, if any, in the applicable quarterly periods and the resolution or identification of tax position uncertainties. For the nine months ended September 30, 2017, the effective income tax rate varied from the statutory income tax rate principally due to the release of U.S. valuation allowance as a result of the acquisition of NuTech Medical, and a pre-tax book loss in the U.S. that cannot be benefited. For the nine months ended September 30, 2018, the effective income tax rate varied from the statutory income tax rate principally due to a pre-tax book loss in the U.S. that cannot be benefited.

As of September 30, 2018, the Company’s gross uncertain tax position is $3,879 with $892 of the total recorded as a reserve on the Company’s consolidated balance sheet while the remaining amount offsets the Company’s deferred tax assets. Additional interest expense of $37 associated with uncertain tax positions in existence as of December 31, 2017 is also recorded for the nine months ended September 30, 2018.

	Nine Months Ended September 30,
	2017	2018
(Benefit from) provision for income taxes:
Current tax expense
State	$72	$72
Foreign	13	$10
Total current tax expense	$85	82
Deferred tax expense benefit
Federal	$(5,960)	$—
State	(917)	—
Total deferred tax benefit	$(6,877)	$—
Total income tax expense (benefit)	$(6,792)	$82

21. Net Loss Per Share

Basic and diluted net loss per share attributable to Organogenesis Inc. was calculated as follows:

	Nine Months Ended September 30,
	2017	2018
Numerator:
Net loss and comprehensive loss	$(3,097)	$(55,576)
Less: Net income attributable to non-controlling interests	863	—
Less: Accretion of redeemable common shares	423	—
Net loss attributable to Organogenesis Inc.	$(4,383)	$(55,576)
Denominator:
Weighted average common shares outstanding—basic and diluted	31,424,980	32,879,751
Net loss per share—basic and diluted	$(0.14)	$(1.69)

The Company’s potentially dilutive securities, which include stock options and warrants to purchase shares of common stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to Organogenesis Inc. for the periods indicated because including them would have had an anti-dilutive effect:

	Nine Months Ended September 30,
	2017	2018
Options to purchase common stock	3,525,708	3,536,342
Redeemable common stock	358,891	358,891
Warrants to purchase common stock	769,204	769,204
	4,653,803	4,664,437

In addition to the potentially dilutive securities noted above, as of September 30, 2017, the Company issued 1,076,673 restricted shares of common stock which are subject to forfeiture in the event certain adverse regulatory events occur during the one- year period succeeding the acquisition (see Note 4). As of September 30, 2017, the necessary conditions related to the restricted shares had not yet been met. Accordingly, the Company has excluded these restricted shares from the table above and the calculation of diluted net income per share for the nine months ended September 30, 2017. As of September 30, 2018, the necessary conditions were met and the shares are no longer considered restricted.

22. Product and Geographic Sales

The following table sets forth revenue by product category:

	Nine Months Ended September 30,
	2017	2018
Advanced Wound Care revenue	$131,721	$109,711
Surgical and Sports Medicine revenue	13,645	20,139
Total revenue	$145,366	$129,850

For the nine months ended September 30, 2017 and 2018 revenue generated outside the US represented 1% of total revenue.

23. Commitments and Contingencies

Operating Leases

During March 2014, in conjunction with the acquisition of Dermagraft from Shire plc, the Company entered into a rental sublease agreement for certain operating and office space in California. The original sublease agreements called for escalating monthly rental payments and was set to expire in January 2017. These sublease agreements were renegotiated in 2016 and subsequently extended through 2021. Rent expense is being recorded on a straight-line basis over the term of the lease. Rent expense associated with this lease agreement for the nine months ended September 30, 2017 and 2018 was $1,331 and $1,166, respectively.

During November 2011, the Company entered into vehicle lease and fleet services agreements for the lease of vehicles and service on these vehicles for certain employees. The minimum lease term for each newly leased vehicle is one year with three consecutive one year renewal terms. Lease expense associated with the lease of the vehicles for the nine months ended September 30, 2017 and 2018 was $1,599 and $2,077, respectively.

In conjunction with the acquisition of NuTech Medical in March 2017, the Company assumed the lease of the headquarters of NuTech Medical in Birmingham, Alabama. Under the lease, the Company is required to make monthly rental payments of $20 through December 31, 2018. Rental expense associated with this lease, for the nine months ended September 30, 2017 and 2018, was $120 and $180, respectively.

Future minimum lease payments due under noncancelable operating lease agreements as of September 30, 2018 are as follows:

2018 (remaining three months)	$876
2019	4,370
2020	3,749
2021	2,982
$11,977

Legal Matters

In conducting its activities, the Company, from time to time, is subject to various claims and also has claims against others. In management’s opinion, the ultimate resolution of such claims would not have a material effect on the financial position of the Company. The Company accrues for these claims when amounts due are probable and estimable.

The Company accrued $1,000 as of December 31, 2017 and September 30, 2018 in relation to certain pending lawsuits filed against the Company by former employees.

As discussed in Note 4, the purchase price for NuTech Medical included $7,500 of future payments issued as deferred acquisition consideration. As of September 30, 2018, the Company has paid $2,500 in deferred acquisition consideration. The amount, if any, of the remaining $5,000 of deferred acquisition consideration plus accrued interest owed to the sellers of NuTech Medical is currently in dispute. The Company has asserted certain claims for indemnification that would offset in whole or in part its payment obligation and the sellers of NuTech Medical have filed a lawsuit alleging breach of contract and seeking specific performance of the alleged payment obligation and attorneys’ fees.

24. Related Parties

The due to affiliates balance represents unsecured advances from the related party investors. The advances are due on demand and accrue interest at a rate of 1.6%. The advances are subject to a subordination agreement with the Company’s lenders and therefore not expected to be paid within the next twelve months and accordingly are not included in current liabilities (See Note 13). Long-term debt—affiliates and capital lease obligations to affiliates are further described in Notes 13 and 15, respectively. Notes receivable from related parties are further described in Note 10.

On March 24, 2017, the Company purchased NuTech Medical from its sole shareholder for approximately $12,000 in cash, $7,500 in deferred acquisition consideration and 1,794,455 shares of the Company’s common stock issued to the sole shareholder, which represented more than 5% of the outstanding common stock as of December 31, 2017 (see Note 4). In connection with the acquisition of NuTech Medical, the Company entered into an operating lease with Oxmoor Holdings, LLC, an entity that is affiliated with the sole shareholder, related to the facility at NuTech Medical’s headquarters in Birmingham, Alabama. Under the lease, the Company is required to make monthly rent payments of approximately $20 through December 31, 2018. The lease term expires on December 31, 2018.

25. Employee Benefit Plan

The Company maintains a 401(k) Savings Plan (the “Plan”) for all employees. Under the Plan, eligible employees may contribute, subject to statutory limitations, a percentage of their salary to the Plan. Contributions made by the Company are made at the discretion of the board of directors and vest immediately. During the nine months ended September 30, 2017 and 2018, the Company made employer contributions of $755 and $1,464, respectively.

As part of the NuTech Medical acquisition (see Note 4), the Company inherited the Savings Incentive Match Plan for Employees (“SIMPLE”) IRA plan for all eligible former NuTech Medical employees. The plan, which operates as a tax deferred employer-provided retirement plan, allows eligible employees to contribute part of their pre-tax compensation to the plan. Employers are required to make either matching contributions, or non-elective contributions, which are paid to eligible employees regardless of whether the employee made salary-reducing contributions to the plan. Plan participants may elect to make pre-tax contributions up to the maximum amount allowed by the Internal Revenue Service. The Company is required to make matching contributions up to 3% for all qualifying employees. During the nine months ended September 30, 2017, the Company made employer contributions of $49.The Company terminated the SIMPLE IRA plan as of January 1, 2018.

26. Subsequent Events

The Company has evaluated subsequent events through November 19, 2018, the date on which these consolidated financial statements were issued.

On October 31, 2018, the Company executed (a) an amendment to its Credit Agreement to extend the maturity date on the $5,000 term loan from the earlier to occur of (i) October 31, 2018 and (ii) 30 days after the date of the occurrence of an initial public offering, to December 31, 2018 and (b) an amendment to the consent agreement to extend the period to modify the existing financial covenants to December 31, 2018 and waive the financial covenant testing requirements for the periods ended October 31, 2018 and November 30, 2018.